Exhibit 99.1

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FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:                           MEDIA CONTACT:
Peter Wiederspan                                Penny Thomas
Vice President, Finance and                     Senior Manager, Corporate
Investor Relations                              Communications
(360) 493-6165                                  (360) 493-6724
investor_relations@illuminet.com                media_relations@illuminet.com



   Illuminet To Acquire BellSouth International's Roaming and Clearinghouse
                                   Subsidiary
           ~ Acquisition Gives Illuminet a Presence in 23 Countries

OLYMPIA, Wash--August 28, 2001 - Illuminet Holdings, Inc. (Nasdaq:ILUM), the nation's largest independent provider of SS7 network and database services to telecommunications carriers, today announced the signing of a definitive agreement to acquire BellSouth International's roaming and clearinghouse subsidiary, BellSouth International Wireless Services (BSI-WS), a domestic wireless clearinghouse provider, as well as the leading provider of such services for wireless carriers in Latin America. Total purchase price is $25 million in cash, subject to normal closing adjustments.

Domestically, BSI-WS is a wireless clearinghouse provider for carriers such as Cingular Wireless under a recent 4-1/2 year contract. The agreement includes migration of this traffic to Illuminet's new wireless clearinghouse service by December 2001.

BSI-WS offers wireless operators seamless roaming throughout the Americas, by connecting wireless telephone carriers in South and Central America to one another and to carriers in North America. This roaming network connects wireless carriers in 23 countries in South, Central and North America, as well as the Caribbean, and also provides wireless fraud management, SS7 monitoring, and roamer clearinghouse services, in which BSI-WS settles telephone traffic charges between carriers throughout the Western Hemisphere. BSI-WS provides a complete roaming solution to the Pan-American Roaming Consortium (PARC), which was created by BSI-WS, in which PARC members offer mutually attractive roaming arrangements to other PARC members.

"This acquisition is uniquely valuable for Illuminet because it not only adds wireless clearinghouse customers and capabilities to our service offerings, but also helps us to expand internationally by extending our expertise in domestic wireless services beyond our borders and throughout Latin America," said Roger
H. Moore, Chief Executive Officer of Illuminet Holdings. "It also creates new opportunities for growth in areas such as transport and clearing of short text messaging. In addition, this acquisition expands the market potential for our prepaid service offering from National Telemanagement Corporation (NTC), the second largest provider of prepaid services in the U.S., which we acquired last year.

"By coupling BSI-WS with Illuminet we can make these services available to the rest of the telecommunications industry in Latin America and bolster our position of being a single source provider of a full range of services - roaming, fraud management and clearing - in that new marketplace," Moore said.

For the fourth quarter of 2001, the BSI-WS business is expected to generate incremental revenues of $3 to $4 million for Illuminet, with a significant portion of these revenues expected to come from continued service to its existing domestic wireless carrier customers. The transaction is anticipated to be earnings accretive in 2002.

The acquisition is expected to close within the next 30 days subject to customary closing conditions. Upon completion of the transaction, BSI-WS will be integrated into Illuminet operations. The approximately 40 BSI-WS employees will remain in their Atlanta, GA and Tampa, FL locations as they continue to focus on customer service and business expansion opportunities.



CONFERENCE CALL
Illuminet will host a live conference call and Web cast today to discuss its acquisition of BellSouth International Wireless Services at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate in the conference call, dial 1-888-706-4263 (international callers must dial 1-212-748-2750). A replay of the conference call will be available at 1-800-633-8284 (international callers must dial 1-858-812-6440) and use replay passcode 19626849. A Web cast and replay of the call will be available at www.illuminet.com or www.ON24.com.


ABOUT ILLUMINET
Founded in 1981, Illuminet (Nasdaq: ILUM) is the largest independent outsource provider of advanced nationwide signaling and intelligent network services that are essential to the communications industry. Connection to the Illuminet network gives carriers access to virtually the entire U.S. public-switched telecommunications infrastructure through a single source. The Illuminet service bureau specializes in cost-effective outsourcing of highly complex SS7 network and telecom database services including calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System (OSS) interconnection services, clearinghouse services, toll-free database and other core functions for traditional, wireless and IP-based carriers. The company also provides prepaid wireless services, including real-time account management, through its subsidiary National Telemanagement Corporation (NTC), based in Dallas, TX. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; (360) 493-6000; www.illuminet.com.

EDITOR'S NOTE: Illuminet is a registered service mark of Illuminet Holdings, Inc.

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CAUTIONARY STATEMENT: Certain statements contained in this release are forward-looking statements. "Forward-looking" statements, as defined in the Private Securities Litigation reform Act of 1995 ("Act"), are based on current expectations, estimates and projections. Such statements are made pursuant to the safe harbor provisions of the Act. Statements that are not historical facts, including statements regarding projected revenue and earnings along with Illuminet's beliefs and expectations are forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward looking statements, including but not limited to our ability to effectively and cost efficiently acquire and integrate complimentary businesses and technologies, our ability to provide reliable service, our ability to retain employees with requisite skills to execute our growth plans, acceptance of new products and services within the industry, intense competition in the market for clearinghouse services and pricing pressures caused by competition and industry consolidation. For additional discussion of the principal factors that may cause actual results to be different, please refer to the company's 10-K filing on March 9, 2001. Illuminet undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.